CONTACT:
Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.comwww.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES PHASE 3 STUDY EVALUATING CORLUX® FOR PSYCHOTIC MAJOR DEPRESSION MISSES PRIMARY ENDPOINT

STATISTICALLY SIGNIFICANT CORRELATION BETWEEN PLASMA LEVELS AND CLINICAL OUTCOME ACHIEVED DURING TREATMENT

Management will host a conference call and live webcast on March 20, 2007 at 9:00 a.m. EDT

MENLO PARK, Calif., March 19, 2007 – Corcept Therapeutics Incorporated (NASDAQ: CORT), today announced that Study 06, the last of three Phase 3 trials evaluating CORLUX for treating the psychotic features of Psychotic Major Depression (PMD), did not achieve statistical significance with respect to its primary endpoint. However, there was a statistically significant correlation between plasma levels and clinical outcome achieved during treatment. Further, the company reported that the incidence of serious adverse events did not differ between placebo and any of the three CORLUX dose groups.

Patients whose plasma levels rose above a predetermined threshold statistically separated from both those whose plasma levels were below the threshold and those patients who received placebo. This confirmed a similar finding in Study 07, another Phase 3 trial testing CORLUX for PMD completed in 2006.

“While we are disappointed that the trial did not meet the primary endpoint, we are particularly encouraged to have met the important predefined threshold concentration endpoint with statistical significance,” said Joseph K. Belanoff, M.D., Corcept’s Chief Executive Officer. “This study confirms our previous observation that at higher plasma levels the drug candidate is able to demonstrate desired clinical effects. In particular, those patients in Study 06 who achieved a predetermined level of 1661 nanograms of CORLUX per milliliter of plasma separated from the placebo group with statistical significance.”

Commenting on these results, Ned H. Kalin, M.D., Hedberg Professor and Chair of the Department of Psychiatry at the University of Wisconsin, said “The correlation between plasma levels of drug and response rates found in this trial is very exciting. The results of this study show that when psychotically depressed patients achieve a threshold concentration of CORLUX in their system, a rapid and sustained clinical response is likely. This is a strong demonstration of a drug effect in an illness that is potentially devastating and difficult to treat.”  Dr. Kalin is a member of Corcept’s Scientific Advisory Board.

Next Phase 3 Clinical Trial Being Planned

Robert L. Roe, M.D., Corcept’s President said, “We believe that the confirmation of a drug concentration threshold for efficacy as well as other observations from Study 06 and the company’s two recently completed Phase 3 clinical trials will serve as a strong basis for the company’s next Phase 3 study. In the upcoming trial which is planned to commence later in 2007, we expect to use a dose level of 1200 mg once per day for seven days because, in Study 06, 80% of the patients achieved a drug plasma level sufficient for a strong clinical response at that dose. In our initial review of a summary of the safety data, we have seen no difference between any of the dose levels used in Study 06. We believe that this change in dose as well as other modifications to the protocol should allow us to definitively demonstrate the efficacy of CORLUX in the treatment of the psychotic features of PMD.”

About Study 06

Study 06 was a randomized, double-blind, placebo-controlled study in which 443 patients were enrolled at 45 sites in the United States and Europe. The primary endpoint, a responder analysis, was the proportion of patients with at least a 50 percent improvement in the Brief Psychiatric Rating Scale Positive Symptom Subscale (BPRS PSS) at both Day 7 and Day 56. Specifically, the BPRS is an 18-item rating instrument used to assess psychopathology, and the PSS is a subset of four items in the BPRS that specifically measure psychosis. Patients were evenly distributed among three active dose groups (300 mg, 600 mg and 1200 mg) or a placebo group, with patients receiving once daily dosing for a period of seven days. All patients in the study were off any antidepressant and antipsychotic medication for at least one week before the seven day treatment period and received concomitant antidepressant therapy starting on Day 1 through Day 56. As was the case with the company’s two previously completed Phase 3 studies evaluating CORLUX for PMD, treatment with antipsychotic medications or electroconvulsive therapy was not allowed at any time during this study. In Corcept’s previous Phase 3 studies, as in Study 06, the response rate in patients who received CORLUX exceeded the response rate in patients who received placebo but not with statistical significance.

Conference Call and Live Webcast on March 20, 2007

Management will host a conference call on March 20, 2007 at 9:00 a.m. EDT to provide an update on its PMD clinical program.  To participate, please dial 866-297-6394 for domestic calls or 847-944-7315 for international calls. A telephone replay will also be available by dialing 877-213-9653 for domestic calls or 630-652-3041 for international calls.  The access code is 17309243#. The replay will be available until 4:00 p.m. EDT on April 3, 2007.

A live webcast of the conference call can be accessed at www.corcept.com.  The event will be archived and available for replay until 4:00 p.m. EDT on April 3, 2007.

About Psychotic Major Depression

PMD is a serious psychiatric disorder that affects about three million people in the United States every year. It is more prevalent than either schizophrenia or manic depression. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays.  There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company focused on developing drugs for treating severe psychiatric and neurological diseases.  Corcept's lead product, CORLUX, is in Phase 3 clinical trials for treating the psychotic features of PMD.  The drug is administered orally to PMD patients once per day for seven days.  CORLUX, a potent GR-II antagonist, appears to reduce the effects of the elevated and abnormal release patterns of cortisol seen in PMD.  The company has also initiated a proof-of-concept study to evaluate the ability of CORLUX to mitigate weight gain associated with the use of olanzapine. For more information, please visit www.corcept.com.

Forward-looking Statements

Statements made in this news release – other than statements of historical fact – are forward-looking statements.  These include information relating to Corcept’s PMD clinical development program and the timing of the completion of Phase 3 trials. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied here.  For example, there can be no assurances on the efficacy, safety, enrollment completion or success of clinical trials; the regulatory process or regulatory approvals; commercial success; in addition, trial timetables may not be accurate.  Risk factors are explained in the company's SEC filings, all of which are available from its Web site (www.corcept.com) or from the SEC's Web site (www.sec.gov).  The company does not have any intention or duty to update forward-looking statements made in this news release.